Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated February 18, 2020 except with respect to the matters which have removed the substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1d and Note 12(d),(e), (f),(g) as to which the date is July 30, 2020 relating to the financial statements,  which appears in the Registration Statement on Form F-1 (No. 333-240209) of Nano-X Imaging LTD.  We also consent to the reference to us under the heading ”Experts” in the Registration Statement on Form F-1 (No. 333-240209) incorporated by reference in this Registration Statement.

Tel-Aviv, Israel	/s/Kesselman & Kesselman
August 20, 2020	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited